PGH

ENGINEERS · CONSULTANTS

May 27, 2014

Daybreak Oil and Gas, Inc.
601 W. Main Ave
Suite 1017
Spokane, WA 99201

Re: Securities and Exchange Commission Annual Report on Form 10-K

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of the name PGH Petroleum and Environmental Engineers, LLC; and to references to PGH Petroleum and Environmental Engineers LLC an independent petroleum engineering firm; and to the inclusion of information contained in our reports as of March 1, 2014, in your Annual Report on Form 10-K for the year ended February 28, 2014 to be filed on or around May 28, 2014.

Wayman T. Gore, P.E,

Wayman T. Gore 5/27/14

PGH Petroleum and Environmental Engineers, LLC
Texas Firm Registration No. F-9137
Austin, Texas